Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2021 Fourth Quarter and Year End Financial Results

Company to Host Conference Call at 8:30 AM ET on Thursday, March 3, 2022

Birmingham, MI, March 2, 2022 – Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 14.5% to $33.0 million
•	Net earned premiums increased 13.4% to $26.2 million
•	Loss ratio improved by 420 basis points to 62.5%

Year End 2021 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 18.6% to $132.1 million
•	Net earned premium increased 10.9% to $98.8 million, driving expense ratio improvement
•	Net loss of $1.1 million, or $0.11 per share, based on 9.7 million average shares outstanding
•	Book value per share of $4.17 as of December 31, 2021

Management Comments

James Petcoff, Chairman and CEO, commented, “For Conifer, top line growth was the highlight for 2021.  Year over year, gross written premiums were up a solid 19%.  Roughly half of our growth for the full year period owed to rate increases averaging 9% across the board. We were pleased to see double digit growth in our net earned premiums as well.  We expect both of these to trend positively leading to profitability in 2022 and beyond.”

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February 23, 2021

2021 Fourth Quarter Financial Results Overview

| | At and for the Three Months Ended December 31, | | | At and for the Year Ended December 31, | | |
|---|---|---|---|---|---|---|
| | 2021 | 2020 | % Change | 2021 | 2020 | % Change |
| | (dollars in thousands, except share and per share amounts) | | | | | |
| Gross written premiums | $ 33,037 | $ 28,865 | 14.5% | $ 132,095 | $ 111,335 | 18.6% |
| Net written premiums | 22,345 | 23,781 | -6.0% | 101,429 | 92,940 | 9.1% |
| Net earned premiums | 26,188 | 23,101 | 13.4% | 98,802 | 89,103 | 10.9% |
| Net investment income | 419 | 563 | -25.6% | 1,968 | 3,156 | -37.6% |
| Net realized investment gains | (1,005) | 3,637 | ** | 2,878 | 8,126 | ** |
| Change in fair value of equity investments | 1,214 | 2,094 | ** | (2,020) | 228 | |
| Other gains | (24) | - | ** | 11,664 | 260 | ** |
| Net income (loss) | (801) | 3,274 | ** | (1,094) | 595 | ** |
| Net income (loss) per share, diluted | $ (0.08) | $ 0.34 | | $ (0.11) | $ 0.06 | |
| Adjusted operating income (loss)* | (986) | (2,457) | ** | (13,616) | (8,019) | ** |
| Adjusted operating income (loss) per share, diluted* | $ (0.10) | $ (0.26) | ** | $ (1.40) | $ (0.83) | ** |
| Book value per common share outstanding | $ 4.17 | $ 4.59 | | $ 4.17 | $ 4.59 | |
| Weighted average shares outstanding, basic and diluted | 9,707,203 | 9,680,521 | | 9,691,998 | 9,625,059 | |
| Underwriting ratios: | | | | | | |
| Loss ratio (1) | 62.5% | 66.7% | | 70.5% | 62.8% | |
| Expense ratio (2) | 41.4% | 43.9% | | 42.4% | 45.6% | |
| Combined ratio (3) | 103.9% | 110.6% | | 112.9% | 108.4% | |

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income from underwriting operations.

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.

(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2021 Fourth Quarter Premiums

Gross Written Premiums

Gross written premiums increased 14.5% in the fourth quarter of 2021 to $33.0 million, compared to $28.9 million in the prior year period. The overall premium increase was achieved through a combination of rate increases and continued emphasis on growth in specialty lines, specifically in the Company’s small business programs. Further supporting this increase, the Company saw continued growth in personal lines, driven by its low-value dwelling line of business.

Net Earned Premiums

Net earned premiums increased 13.4% to $26.2 million for the fourth quarter of 2021, compared to $23.1 million for the prior year period. This increase is in line with the Company’s plan to drive sustained expense ratio improvement through a combination of careful expense management and increased net earned premium. The Company expects gross earned premium increases to continue throughout 2022 as the growth in gross written premiums achieved in 2021 are earned ratably in the coming year.

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Commercial Lines Financial and Operational Review

The Company’s commercial lines of business, representing 88.0% of total gross written premium in the fourth quarter of 2021, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses, where the Company has deep underwriting knowledge and experience, and has established strong relationships with retail agents who specialize in these unique classes.

Commercial lines gross written premium increased 10.0% in the fourth quarter of 2021 to $29.1 million, as the Company continues to emphasize growing its most profitable specialty lines.

The Commercial lines combined ratio was 107.9% for the three months ended December 31, 2021, compared to 111.3% in the prior year period.  The loss ratio was 66.6% for the three months ended December 31, 2021, compared with 67.2% in the prior year period, while the expense ratio was 41.3% in the current year period, compared with 44.1% during the prior year period.

Commercial lines accident year combined ratio was 91.5% for the fourth quarter of 2021.

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Personal Lines Financial and Operational Review

Personal lines, representing 12.0% of total gross written premium for the fourth quarter of 2021, consists largely of low-value dwelling homeowner’s insurance.

Personal lines gross written premium increased 62.9% to $4.0 million in the fourth quarter of 2021 compared to the prior year period, led by growth in the Company’s low-value dwelling line of business in Texas.

Personal lines combined ratio was 76.6% for the three months ended December 31, 2021, compared to 103.3% in the prior year period. Personal lines loss ratio improved considerably to 34.2%, compared to 61.0% in the prior year period; this was largely driven by significantly lower losses due to the Company’s decision to move out of wind-exposed business, and to focus instead on growing its low-value dwelling line of business.

For the full year 2021, the personal lines combined ratio was 95.3% compared to 88.8% in the prior year period.

The personal lines accident year combined ratio was 75.7% for the fourth quarter of 2021.

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Combined Ratio Analysis

Combined Ratio:

The Company's combined ratio was 103.9% for the quarter ended December 31, 2021, compared to 110.6% for the same period in 2020. The combined ratio was 112.9% for the twelve months ended December 31, 2021, compared to 108.4% for the same period in 2020.  The Company’s accident year combined ratio for the quarter ended December 31, 2021 was 89.4%, compared to 92.9% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $16.4 million for the three months ended December 31, 2021, compared to $15.5 million in the prior year period. The loss ratio was 62.5% in the fourth quarter of 2021, compared to 66.7% in the prior year period, due to improved current accident year results.

Expense Ratio:

The expense ratio was 41.4% for the fourth quarter of 2021, down from 43.9% in the prior year period, due to the increase in net earned premiums as well as continuing expense reduction efforts.

Net Investment Income

Net investment income was $419,000 during the quarter ended December 31, 2021, compared to $563,000 in the prior year period.

Net Realized Investment (Losses) Gains

Net realized investment losses during the fourth quarter of 2021 were $1.0 million, compared to net realized investment gains of $3.6 million in the prior year period.

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Change in Fair Value of Equity Securities

During the quarter, the Company reported a gain from the change in fair value of equity investments of $1.2 million, compared to a gain of $2.1 million in the prior year period.

Net Income (Loss)

In the fourth quarter of 2021, the Company reported a net loss of $801,000, or $0.08 per share, compared to net income of $3.3 million, or $0.34 per share, in the prior year period.

Adjusted Operating Income (Loss)

In the fourth quarter of 2021, the Company reported an adjusted operating loss of $986,000, or $0.10 per share, compared to an adjusted operating loss of $2.5 million, or $0.26 per share, for the same period in 2020. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Thursday, March 3, 2022 at 8:30 a.m. ET to discuss results for the fourth quarter and year ended December 31, 2021.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About Conifer Holdings

Conifer Holdings, Inc. is a specialty insurance holding company, offering customized coverage solutions tailored to the needs of our insureds.  Nationwide, Conifer markets largely through independent agents, and is traded on the NASDAQ exchange under the symbol “CNFR”.   Additional information is available on the Company’s website at www.CNFRH.com.

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February 23, 2021

Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding the after-tax amounts of: 1) net realized investment gains and losses, 2) change in fair value of equity securities and 3) other gains and losses. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

| | Three Months Ended December 31, | | Year Ended December 31, | |
|---|---|---|---|---|
| | 2021 | 2020 | 2021 | 2020 |
| | (dollar in thousands, except share and per share amounts) | | | |
| Net income (loss) | $ (801) | $ 3,274 | $ (1,094) | $ 595 |
| Less: | | | | |
| Net realized investment gains (losses), net of tax | (1,005) | 3,637 | 2,878 | 8,126 |
| Other gains (losses), net of tax | (24) | - | 11,664 | 260 |
| **Change in fair value of equity securities, net of tax** | 1,214 | 2,094 | (2,020) | 228 |
| Adjusted operating income (loss) | $ (986) | $ (2,457) | $ (13,616) | $ (8,019) |
| Weighted average common shares, diluted | 9,707,203 | 9,680,521 | 9,691,998 | 9,625,059 |
| Diluted income (loss) per common share: | | | | |
| Net income (loss) | $ (0.08) | $ 0.34 | $ (0.11) | $ 0.06 |
| Less: | | | | |
| Net realized investment gains (losses), net of tax | (0.10) | 0.38 | 0.30 | 0.84 |
| Other gains (losses), net of tax | - | - | 1.20 | 0.03 |
| **Change in fair value of equity securities, net of tax** | 0.12 | 0.22 | (0.21) | 0.02 |
| Adjusted operating income (loss), per share | $ (0.10) | $ (0.26) | $ (1.40) | $ (0.83) |

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February 23, 2021

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 11, 2021 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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